EXHIBIT 23.5

CONSENT OF RENNINGER & ASSOCIATES, LLC

We hereby consent to the use of our fairness opinion included as Annex C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger (the “Merger”) of Limberlost Bancshares, Inc. (“LBI”), an Indiana corporation, with and into Farmers & Merchants Bancorp, Inc. (“F&M”), pursuant to an Agreement and Plan of Reorganization and Merger (the “Merger Agreement”) dated as of August 17, 2018, and to the reference to our firm’s name under the captions “Summary—Reasons for the Merger,” “Summary—Opinion of LBI’s Financial Advisor,” “Risk Factors—Risk Factors Relating to the Merged Company and Its Industry,” “The Merger—Background of the Merger,” “The Merger—LBI’s Reasons for the Merger; Recommendation,” “The Merger—Opinion of LBI’s Financial Advisor,” and “The Merger—Rights of Dissenting Shareholders” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. We also do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the regulations thereunder.

Renninger & Associates, LLC

/s/ Renninger & Associates, LLC

Dated: October 9, 2018